Exhibit 22

EXECUTION VERSION

March 27, 2018

Penske Corporation

Penske Automotive Holdings Corp.

c/o Penske Corporation

2555 Telegraph Road

Bloomfield Hills, Michigan 48302

Attention: General Counsel
Telecopy:  (248) 648-2511

Re:   Second Amendment of PAG Stockholders Agreement

Ladies and Gentlemen:

Reference is made to the Stockholders Agreement, dated as of July 30, 2013 (the “PAG Stockholders Agreement”), by and among Mitsui & Co., Ltd., a Japanese company (“Mitsui Japan”), Mitsui & Co. (U.S.A.), Inc., a New York corporation (“Mitsui USA”, and together with Mitsui Japan, “Mitsui”), Penske Corporation, a Delaware corporation (“Penske Corporation”) and Penske Automotive Holdings Corp., a Delaware corporation (“Penske Holdings”, and together with Penske Corporation, “Penske”), as amended by that Letter Agreement, dated October 20, 2017, by and among Mitsui and Penske.

WHEREAS, Mitsui and Penske desire to amend the PAG Stockholders Agreement in accordance with Section 6.4 therein to extend such agreement’s term;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.              Term.  The reference to “March 26, 2024” in Section 5.1 of the PAG Stockholders Agreement is hereby replaced with “March 26, 2030”.

2.              No Other Amendments.  Other than as expressly amended by Item 1 hereof, all other provisions of the PAG Stockholders Agreement shall remain in full force and effect.

3.              Governing Law.  THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

4.              Counterparts; Execution and Delivery.  This Letter Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Letter Agreement by email, facsimile or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Letter Agreement.  This Letter Agreement shall be effective as of the date hereof.

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Yours very truly,

MITSUI & CO., LTD.

/s/ Masashi Yamanaka
Name: Masashi Yamanaka
Title: General Manager, Second Motor Vehicles Division, Integrated Transportation Systems Business Unit I

MITSUI & CO. (U.S.A.), INC.

/s/ Yoshimi Namba
Name: Yoshimi Namba
Title: Senior Vice President

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

PENSKE CORPORATION

/s/ Robert H. Kurnick, Jr.
Name: Robert H. Kurnick, Jr.
Title: Vice-Chairman

PENSKE AUTOMOTIVE HOLDINGS CORP.

/s/ Robert H. Kurnick, Jr.
Name: Robert H. Kurnick, Jr.
Title: President